Exhibit 99.1

C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

Date 9/14/2018
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Name1
Name2
Name3
Name4
Address1
Address2
Address3
Address4
City, State ZIP
Country

Dear Shareholder:

I am pleased to announce that we have appointed Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”) as the new transfer agent and registrar for shares of our common stock. In this capacity, Broadridge will manage all stock registry requests for shareholders, including change of address, certificate replacement and transfer of shares. This change to Broadridge from our former transfer agent and registrar, American Stock Transfer & Trust Company, LLC (AST), is effective September 14, 2018.

Broadridge is looking forward to working with Erie Indemnity Company and our shareholders. Broadridge’s business model is focused on companies like ours and I believe that you will fully appreciate how your account is serviced.

Please visit Broadridge Shareholder Services via the web at www.shareholder.broadridge.com. There you will find important updates, a Knowledge Center and access to the shareholder portal. The portal allows you to view your holdings, manage your preferences and take action on your investments. You will need the following new account number.

Your New Account Number Is:

To use the shareholder portal, please follow the steps below:

•	Navigate to www.shareholder.broadridge.com/ERIE.

•	Click on the “Login/Create Profile/Link Accounts – Click Here” button at the top right of the webpage.

•	Click on the “Create Profile” button under First Time Users.

•	Choose your account type** from the three revolving boxes.

•	Follow the online instructions to create an online profile.

** If your shares are registered as a trustee, custodianship, corporate account, IRA/retirement or non-US citizen, an additional PIN number will be required. Follow the on-screen instructions in order to have a letter mailed to you containing your PIN number and further instructions.

New Contact Information:
Website:     www.shareholder.broadridge.com/ERIE
E-mail:     shareholder@broadridge.com
Telephone:     (877) 830-4936 or (720) 378-5591
Mail:     Broadridge Corporate Issuer Solutions, Inc.
P.O. Box 1342
Brentwood, NY 11717

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Sincerely,

/s/ Brian W. Bolash

Brian W. Bolash
Vice President and Corporate Secretary Erie Indemnity Company